Exhibit 99.2

ATRINSIC, INC.

Unaudited Pro Forma Condensed Consolidated Financial Statements

On February 12, 2016 (“Closing Date”), Protagenic Acquisition Corp. (“Acquisition Corp.”), a wholly-owned subsidiary of Atrinsic, Inc., merged (the “Merger”) with and into Protagenic Therapeutics, Inc. a Delaware corporation (“Protagenic”). Protagenic was the surviving corporation of that Merger. As a result of the Merger, Atrinsic acquired the business of Protagenic and will continue the existing business operations of Protagenic as a wholly-owned subsidiary.

On the Closing Date all of the issued and outstanding shares of Protagenic common stock converted, on a 1 for 1 basis, into shares of the Company’s Series B Preferred Stock, par value $0.000001 per share (“Series B Preferred Stock”) (assuming no exercise of dissenters’ rights by any former Protagenic stockholder). Also on the Closing Date, all of the issued and outstanding options to purchase shares of Protagenic common stock, and all of the issued and outstanding warrants to purchase shares of Protagenic common stock, converted, on a 1 for 1 basis, into options (the “New Options”) and new warrants (the “New Warrants”) respectively, to purchase shares of our Series B Preferred Stock. The New Options will be administered under Protagenic’s 2006 Employee, Director and Consultant Stock Plan (the “2006 Plan”), which the Company assumed and adopted on the Closing Date in connection with the Merger.

On the Closing Date, (i) the former Protagenic common stock was exchanged for 6,612,838 shares of Series B Preferred Stock (assuming no exercise of dissenters’ rights by any former Protagenic stockholder); (ii) New Options to purchase 1,707,744 shares of Series B Preferred granted under the 2006 Plan, having an average exercise price of approximately $0.66 per share, were issued to optionees pursuant to the assumption of the 2006 Plan; (iii) the holders of options to purchase Predecessor common stock were issued options (“Predecessor Options”) to purchase 17,784 shares of Series B Preferred Stock at $1.25 per share; (iv) New Warrants to purchase 3,403,367 shares of Series B Preferred Stock at an average exercise price of approximately $1.01 per share were issued to holders of Protagenic warrants; and (iv) 2,775,000 shares of Series B Preferred Stock were issued to investors at a purchase price of $1.25 per share in the Private Offering, as defined below. In addition, warrants (“Predecessor Warrants”) to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share were issued to Strategic Bio Partners, LLC, the designee (the “Designee”) of the holders of the Predecessor’s debt in consideration of the cancellation of such debt, and Placement Agent Warrants, as such term is defined below, to purchase 295,945 shares of Series B Preferred Stock were issued to the Placement Agent of the Private Offering. The common stockholders of Predecessor before the Merger retained 400,000,000 shares of our common stock, par value $0.000001 per share (the “Common Stock”) (which would become 25,867 shares of Common Stock upon the effectiveness of the Reverse Split, as defined below). In addition, upon the effectiveness of the Merger, the holders of the Predecessor’s Series A Preferred Stock exchanged all of the issued and outstanding Series A Preferred Stock for an aggregate of 297,468 shares of Series B Preferred Stock (which would become 297,468 shares of Common Stock upon the effectiveness of the Reverse Split). These shares were issued to the Designee.

Simultaneous with the Merger, holders of $665,000 of our debt exchanged such debt and $35,000 of interest for five-year warrants to purchase 295,945 shares of Series B Preferred Stock at $1.25 per share.

The Merger will be treated as a recapitalization of the Company for financial accounting purposes. The historical financial statements of Predecessor before the Merger will be replaced with the historical financial statements of Protagenic before the Merger in all future filings with the Securities and Exchange Commission (the “SEC”).

The unaudited pro forma condensed consolidated balance sheet was prepared using the historical balance sheets of Atrinsic as of December 31, 2015 and Protagenic as of December 31, 2015. The unaudited pro forma condensed consolidated statements of operations were prepared using the historical statements of operations of Atrinsic for the year ended December 31, 2015 and the historical statements of operations of Protagenic for the year ended December 31, 2015.

The unaudited pro forma condensed consolidated balance sheet gives effect to the acquisition as if it had been completed on December 31, 2015, and consolidates the unaudited condensed balance sheets of Atrinsic and the assets acquired from Protagenic. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 give effect to the acquisition as if it had occurred on January 1, 2015.

The unaudited pro forma condensed consolidated financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations actually would have been if the events described above occurred as of the dates indicated or what such financial position or results would be for any future periods. The pro forma information does not reflect cost savings expected to be realized from the elimination of certain expenses and from synergies expected to be created or the costs to achieve such cost savings or synergies. No assurance can be given that cost savings or synergies will be realized. The unaudited pro forma condensed consolidated financial statements, and the accompanying notes, are based upon the respective historical consolidated financial statements of Atrinsic and Protagenic, and should be read in conjunction with Atrinsic’s historical financial statements and related notes contained in Atrinsic’s Annual Report for the year ended June 30, 2015, and Protagenic’s financial statements presented as Exhibit 99.1 to this Current Report Form 8-K/A.

ATRINSIC, INC.
Unaudited Pro-Forma Condensed Consolidated Balance Sheet
As of December 31, 2015

	Historical		Pro-Forma
	Atrinsic	Protagenic	Adjustments		Pro-Forma
ASSETS

Current assets
Cash and cash equivalents	$4,000	$3,343	$4,283,438		$4,290,781
Prepaid expenses	21,000	-	-		21,000
Total current assets	25,000	3,343	4,283,438		4,311,781

Property, Plant and Equipment, net	1,000	1,569	-		2,569

Other assets	-	6,230	-		6,230
Goodwill	-	-	166,000	(b)	166,000
Total assets	$26,000	$11,142	$4,449,438		$4,486,580

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and accrued expenses	$192,000	$279,255	$-		$471,255
Derivative Liability	-	-	487,425	(a)(c)	487,425
Accrued interest expense - stockholder	35,000	-	(35,000	)(c)	-
Notes payable - stockholder	665,000	399,103	(1,015,000	)(a)(c)	49,103
Total current liabilities	892,000	678,358	(562,575)		1,007,783

Stockholders' deficit
Series A convertible preferred stock	5,000	-	(5,000	)(d)	-
Series B convertible preferred stock		-	11	(a)(d)(e)	11
Common stock	400	7,613	(7,613	)(e)	400
Treasury stock	-	(100,000)	100,000	(e)	-
Additional paid in capital	1,052,600	5,880,119	2,791,399	(a)(b)(d)(e)(f)	9,724,118
Accumulated deficit	(1,844,000)	(6,306,297)	2,053,216	(a)(f)	(6,097,081)
Non-controlling interest	(80,000)	-	80,000	(f)	-
Accumulated other comprehensive loss	-	(148,651)	-		(148,651)
Total stockholders' deficit	(866,000)	(667,216)	5,012,013		3,478,797

Total liabilities and stockholders' deficit	$26,000	$11,142	$4,449,438		$4,486,580

See Accompanying Notes to Unaudited Pro-Forma Condensed Consolidated Financial Statements

ATRINSIC, INC.
Unaudited Pro-Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2015

	Historical		Pro-Forma
	Atrinsic	Protagenic	Adjustments		Pro-Forma

Revenues	$-	$-	$-		$-
Cost of revenues	-	-	-		-
Gross Margin	-	-	-		-

Operating expenses
Depreciation and amortization	-	143	-		143
Research and development	-	456,274	-		456,274
General and administrative	516,000	568,621	150,000	(a)	1,234,621
Total operating expenses	516,000	1,025,038	150,000		1,691,038

Loss from operations	(516,000)	(1,025,038)	(150,000)		(1,691,038)

Other income/(expense)
Interest expense - stockholder	(27,000)	(11,473)	-		(38,473)
Other income	5,000	-	-		5,000
Gain on settlement of debt	-	-	359,216	(c)	359,216
Realized gain on foreign transaction exchange	-	13,089	-		13,089
Total other income/(expense)	(22,000)	1,616	359,216		338,832
Net loss attributable to non-controlling interest	(18,000)	-	18,000		-
Net Loss	$(556,000)	$(1,023,422)	$227,216		$(1,352,206)

Other comprehensive loss - net of tax
Foreign exchange translation loss	-	(1,070)	-		(1,070)

Total Comprehensive Loss	$(556,000)	$(1,024,492)	$227,216		$(1,353,276)

Net loss per share (Basic and Diluted)	$(0.00)	$(0.15)			$(0.00)

Weighted average number of shares	400,000,000	6,613,838	(6,613,838)		400,000,000

See Accompanying Notes to Unaudited Pro-Forma Condensed Consolidated Financial Statements

ATRINSIC, INC.

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

Note 1.     Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements present the pro forma results of operations and financial position of Atrinsic and Protagenic on a combined basis based on the historical financial information of each company and after giving effect to the merger between Atrinsic and Protagenic.

The unaudited pro forma condensed combined consolidated balance sheet as of December 31, 2015 combines the historical results for Atrinsic as of December 31, 2015 and the historical results for Protagenic as of December 31, 2015, as if the merger had occurred on December 31, 2015. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 combines the historical results for Atrinsic for the twelve months ended December 31, 2015 and the historical results for Protagenic for the twelve months ended December 31, 2015, as if the acquisition had occurred on January 1, 2015.

Note 2.     Pro Forma Adjustments

(a)	To reflect the issuance of Series B Preferred stock in three rounds of private offering as a condition of the Merger, including the sale of 4,108,460 shares at $1.25 per share for total gross proceeds of $5,135,575 and total net proceeds of $4,283,438, net of the conversion of $350,000 of stockholder debt, $150,000 of legal expenses incurred by stockholders as allowed by the Merger agreement, and $352,138 in placement agent fees. Shares were issued at $0.00001 per share. The issuance also included Placement Agent warrants issued for 127,346 shares of Series B preferred stock, valued at $146,641 using the Black Scholes method. The warrants issued were classified as a derivative liability. The expense of the offering allocated to the derivative liability was not material.
(b)

On the date of the merger, the Company recorded the difference between Atrinsic liabilities assumed and assets acquired of $166,000 as other unidentifiable assets (Goodwill), and immediately wrote it down to zero since Company’s management determined that the Goodwill is impaired subsequent to the Merger. The fair value of the shares give to Atrinsic stockholders were immaterial.

The allocation of the consideration transferred is as follows:

Allocated to:
Cash and cash equivalents	$4,000
Prepaid expenses	21,000
Property, plant and equipment, net	1,000
Accounts payable and accrued expenses	(192,000)
Net liabilities assumed	(166,000)
Goodwill	166,000
$0

(c)	To reflect the exchange of Atrinsic debt including $665,000 in principal and $35,000 in interest for five-year warrants to purchase 295,945 shares of Series B convertible preferred stock. The warrants issued were classified as a derivative liability. The carrying value of the debt exchanged exceeded the carrying value of the warrants issued resulting in a gain on debt settlement.
(d)	To reflect the exchange of 4,600 million shares of Series A convertible preferred stock.
(e)

To reflect the issuance of 297,468 shares of Series B convertible preferred stock in exchange for cancelling the 4,600 million shares of Series A convertible preferred stock mentioned under (a) above, and also the issuance of 6,613,338 shares of Series B convertible stock in exchange for the 6,613,338 shares (net of 1,000,000 shares in treasury shares) of common stock owned by former Protagenic shareholders.

(f)

To reflect the elimination of Atrinsic’s accumulated deficit, additional paid in capital and minority interest. Momspot, which had minimal value, was distributed to the holder of the 49% interest in such venture for nominal value. Any gain or loss of such transfer was immaterial.

(g)	The Company assumed no change in the fair value of the derivative liability between the beginning and end of the period, since any change would not have been material.

Atrinsic Pro-Forma Journal Entries

	Description	Dr	Cr.

(a)	Cash	4,283,438		To record issuance of stock in the three rounds of private offering
	Protagenic note	350,000
	Legal Expenses	150,000
	APIC (placement agent fees)	352,137
	Series B preferred (4,108,460 shares)		4
	APIC (preferred)		4,988,930
	Derivative Liability (placement agent warrants)		146,641

(b)	Goodwill (Atrinsic)	166,000		To record Goodwill related to Atrinsic on day 1
	APIC		166,000

(c )	Debt (Atrinsic)	665,000		Pay off former Atrinsic debt and accrued interest by issuing warrants
	Accrued interest (Atrinsic)	35,000
	Derivative Liability		340,784
	Gain on debt settlement		359,216

(d)	Series A preferred stock	5,000		Exchange 4,600 million series A preferred for 297,468 shares of series B preferred
	Series B preferred stock		1
	APIC		4,999

(e )	Common stock (Protagenic)	7,613		Exchange Protagenic common and treasury stock for 6,612,838 of series B preferred stock
	APIC	92,393
	Series B preferred stock		6
	Treasury stock (Protagenic)		100,000

(f)	APIC	1,924,000		Remove Atrinsic historical accumulated deficit and non-controlling interest
	Accumulated deficit (Atrinsic)		1,844,000
	Non-controlling interest (Atrinsic)		80,000